EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2010 relating to the financial statements of Constellation Energy Partners LLC and the effectiveness of internal control over financial reporting of Constellation Energy Partners LLC, which appear in Constellation Energy Partners LLC’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
January 20, 2011